UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2013

Willis Group Holdings Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-16503	98-0352587
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Willis Group Limited, 51 Lime Street, London, EC3M 7DQ, England and Wales

(Address, including Zip Code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (44) (20) 3124 6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Willis Group Holdings PLC, through a wholly-owned subsidiary (collectively, “Willis”), owns an approximate 30 percent ownership interest in GS & Cie Groupe (“Gras Savoye”). Pursuant to that certain Shareholders’ Agreement (the “Shareholders Agreement”), dated December 17, 2009, Willis has a call option to purchase 100 percent of the capital of Gras Savoye. On April 15, 2013, the parties amended the terms of the Shareholders Agreement to extend the exercise date of the call option by one year to 2016. Additionally, pursuant to the amendment, the call option is based on an agreed-upon formula for determining enterprise and equity value of Gras Savoye in 2016 based on Gras Savoye’s 2014 and 2015 consolidated accounts. The formula is based on a weighting of revenue and EBITDA averaged over a one-to-two-year period to which certain pre-determined market multiples would be applied. Willis will be required to notify the other shareholders prior to April 30, 2015 whether it waives or retains the benefit of the call option. If Willis retains the call option but does not exercise it by May 15, 2016, then the other shareholders can require Willis to acquire their shares in Gras Savoye by June 15, 2016. The main shareholders may initiate procedures to sell Gras Savoye to a third party if either (1) Willis waives the call option or (2) Willis retains the option, does not exercise it and the other shareholders do not require Willis to acquire their shares. Willis issued a press release regarding the extension of the option which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Willis Group Holdings Public Limited Company Press Release issued April 16, 2013

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2013	WILLIS GROUP HOLDINGS
PUBLIC LIMITED COMPANY

	By:	/s/ Adam L. Rosman
	Name:	Adam L. Rosman
	Title:	Group General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Willis Group Holdings Public Limited Company Press Release issued April 16, 2013